Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-05797, 333-13259, 333-27927, 333-69717, 333-91801, 333-53842, 333-102338, 333-117843, 333-117844, 333-129851, 333-152541, 333-155215 and 333-162291 ) and Form S-3 (Nos. 033-61903, 333-09151 and 333-89836) of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated June 7, 2010 relating to the consolidated financial statements for the year ended March 31, 2010 of American Science and Engineering, Inc. and subsidiary, which appear in this Annual Report on Form 10-K of American Science and Engineering, Inc. and subsidiary for the year ended March 31, 2012.

/s/ Caturano and Company, Inc.

Boston, Massachusetts
June 8, 2012